FINAL August 10, 2005	Exhibit 10.u
REVOLVING PROGRAM AGREEMENT
     This Revolving Program Agreement (“Agreement”) is entered into as of this 10th day of August, 2005 (“Effective Date”) by and between HSBC Bank Nevada, National Association, formerly Household Bank (SB), N.A., a national banking association, (“HSBC”), with its principal offices located at 1111 Town Center Drive, Las Vegas, NV 89144 and Polaris Sales Inc., a Minnesota corporation (“Polaris”), with its principal offices at 2100 Highway 55, Medina, MN 55340.
     WHEREAS, the parties previously executed a Revolving Program Agreement dated October 15, 2001, a First Amendment to the Revolving Program Agreement dated August 4, 2003, and a Second Amendment to the Revolving Program Agreement dated May 16, 2005 (hereinafter referred to as the “2001 Agreement”).
     WHEREAS, the parties have agreed to restructure the 2001 Agreement by incorporating replacement terms and conditions in this Agreement as of the Commencement Date described below.
     WHEREAS, the parties’ respective obligations will continue under the 2001 Agreement through July 31, 2005.
     THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Definitions. In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:
a.	“Account” means a Private Label Credit Card account established by HSBC for a Cardholder or assigned to HSBC to be used by the Cardholder to finance the purchase of Goods from Dealers pursuant to the terms of the Cardholder Agreement.
b.	“Affiliate” means any entity that is owned by, owns or is under common control with the parties or their ultimate parent.
c.	“Applicable Law” means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.
d.	“Base LIBOR” means 4.20%.
e.	“Billing Cycle” shall mean the period of calendar days between billing dates, usually between twenty-eight (28) and thirty-one (31) days.
f.	“Business Day” means any day except Saturday or Sunday or a day on which banks are closed in the State of Nevada.
g.	“Card” means the Private Label Credit Card issued by HSBC for the Revolving Program.
h.	“Cardholder” means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account.
i.	“Cardholder Agreement” means as to any Account, the related application and agreement between the Cardholder and HSBC, governing the terms and

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conditions of such Account, as such agreement may be amended from time to time by HSBC.

j.	“Card Sale” means any sale of Goods that Dealers make to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to an Account.

k.	“Chargeback” means the return to Dealer and reimbursement to HSBC of a sales slip or card sale for which Dealer was previously paid and for which Dealer is responsible pursuant to the Revolving Credit Dealer Agreement.

l.	“Commencement Date” means August 1, 2005.

m.	“Confidential Information” means, with respect to a party (the “Disclosing Party”), all business and financial information, customer lists, member lists, data, designs, documentation, experience, formulas, information concerning customers, sales, products or suppliers, knowledge, methods, plans, policies, practices, price lists, procedures, processes, products, software, strategies, supplier lists, systems, techniques, and trade secrets of the Disclosing Party or of any Affiliate of such party and any other information normally understood to be confidential or designated as confidential by the Disclosing Party, except to the extent (i) in the public domain; (ii) obtained from any person not in breach of any obligation to the Disclosing Party; (iii) known to the party receiving such information (the “Receiving Party”) prior to the initial receipt thereof from the Disclosing Party; or, (iv) independently developed by the Receiving Party. “Confidential Information” also means this Agreement and all exhibits and amendments thereto, the negotiations leading up to the execution of this Agreement, and all notes, drafts, proposals, presentations, meeting minutes, approvals, or otherwise regarding the terms or potential terms of this Agreement.

n.	“Credit Promotion” means the promotional plans set forth in the Cardholder Agreements.

o.	“Credit Promotion Period” means the promotional period for the promotional plans set forth in the Cardholder Agreements.

p.	“Dealers” means independent retail dealers authorized by Polaris to sell its Goods, as described in Section 2.

q.	“Debt Cancellation” means the program as identified in Section 21.

r.	“Effective Date” is the date listed above and shall be the same date as the date this document is executed by the parties’ respective representatives.

s.	“LIBOR” means the Business Daily average, for the applicable Month, of the one (1) year London Interbank Offered Rate as published by Bloomberg Financial Markets.

t.	“Marketing Expenses” means and includes, but is not limited to, expenses for point of sale materials, direct mail materials, general media advertising and any other marketing materials related to promoting and marketing the Revolving Program mutually agreed upon by HSBC and Polaris. Marketing Expenses shall not include discounts associated with Credit Promotions or Participation Fees.

u.	“Month” means a calendar month unless used in connection with a Credit Promotion Period.

v.	“Net Sales Volume” for a particular period means the total amount of gross Card Sales minus normal business returns and chargebacks.

w.	“Private Label Credit Card” means a credit card that may be used to purchase the goods and/or services of the entity or an affiliate of the entity whose name, tradename, or logo is on such credit card.

x.	“Program Year” means (i) the period commencing on the Commencement Date and ending at the end of the twelfth (12th) full consecutive Month thereafter and (ii)

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any consecutive twelve (12) month period commencing on the day following the end of the prior Program Year.

y.	“Promotional Financing” means any offer to a Polaris customer for the purchase of a Polaris product that involves deferred interest, deferred payment(s), zero interest, reduced interest rate, or no payment(s).
Section 2. Scope. Polaris is engaged in the sale of snowmobiles, utility vehicles, all terrain vehicles, motorcycles, and other related products and services (“Goods”) through a distribution network of Dealers. Polaris requested and HSBC agreed to provide a Private Label Credit Card program and Debt Cancellation program for consumers purchasing Goods from Dealers (the “Revolving Program”) under the terms and conditions of agreements with Dealers (“Dealer Revolving Agreements”) entered into heretofore and hereafter between HSBC and Dealers. HSBC or its Affiliates shall own all Accounts and shall bear the credit risk for such Accounts.
Polaris and HSBC have joined in this Agreement to promote their respective business goals. Nothing contained herein will be construed to constitute the creation of a partnership entity for any purpose, legal or otherwise, or to characterize Polaris and HSBC as joint venturers or as the agent of the other party. Polaris and HSBC will at all times remain independent contractors with respect to this Agreement and otherwise. Neither Polaris nor HSBC shall have the power or authority to incur any obligation legally binding upon the other.
Section 3. Revolving Program Economics.
       a.       Revolving Program Compensation Fee. HSBC shall pay to Polaris an Annual Revolving Program Compensation Fee according to Schedule 3a.
       b.       Credit Promotion Discount Fees. Polaris shall pay to HSBC the Credit Promotion Discount Fees according to Schedule 3b.
       c.       Joint Marketing Expenses. HSBC and Polaris agree to equally contribute to a marketing budget as set forth on Exhibit 3c.
       d.       Payments under the 2001 Agreement. On or before the 5th business day following the Effective Date, HSBC shall repay to Polaris the amount held by HSBC in the Equity Reserve established pursuant to the 2001 Agreement that has been funded by Polaris. In addition, any unpaid amounts of Polaris fees payable pursuant to Section 3 of the 2001 Agreement shall be paid to Polaris by HSBC no later than August 15, 2005.
Section 4. Revolving Program Support.
a.	Polaris agrees to review and recommend Dealers that have met Polaris’ Dealer criteria and are in good standing with Polaris for participation in the Revolving Program. Polaris further agrees that it will use commercially reasonable efforts to encourage appropriate Dealers to participate in the Revolving Program. Polaris shall request each Dealer which desires to participate in the Revolving Program to enter into Dealer Agreements which, once executed, shall be forwarded to HSBC. HSBC may, at any time and in its sole discretion for any reason, decline to accept

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a Dealer referred by Polaris by not executing a Dealer Agreement presented to HSBC. If approved by HSBC, HSBC will send a copy of the fully executed Dealer Agreement to the Dealer.

b.	If Polaris desires to terminate a particular Dealer from the Revolving Program, Polaris shall notify HSBC in writing of such desire and HSBC will terminate such Dealer from the Revolving Program in accordance with the terms of the Dealer Agreement.

c.	Polaris agrees to actively promote the Revolving Program with both Dealers and consumers including, but not limited to, providing such Dealer training and consumer marketing regarding the Revolving Program mutually agreed to by Polaris and HSBC.

d.	Polaris shall not issue during the term of this Agreement, arrange to have issued during the term of this Agreement, or accept: (i) any Private Label Credit Card with revolving financing; or (ii) other revolving promotional financing (i.e. co-brand) other than the Card issued by HSBC, except with respect to applications declined by HSBC.

Notwithstanding the foregoing, following the Commencement Date, Polaris may only offer a co-branded credit card (i.e., Visa, Mastercard, Discover, American Express or other general purpose credit card with any Polaris Proprietary Designation) if Polaris first solicits and considers HSBC’s offer to issue a Polaris co-branded card, which HSBC must submit to Polaris within 60 days of Polaris’ written Request for Proposal. HSBC’s offer to issue a Polaris co-branded credit card will consider factors such as the product offering, cardholder terms, compensation from HSBC to Polaris, and marketing support for the co-branded program. Polaris shall be permitted to issue a co-branded card with any issuer that provides terms, conditions and capabilities that, taken as a whole, are determined by Polaris, in its sole reasonable discretion, to be superior to the offer, if any, made by HSBC in response to the Request for Proposal.

e.	Polaris shall use commercially reasonable efforts to assist HSBC in resolving and collecting all disputes and Chargebacks.

f.	During the period of time beginning ten (10) business days following the Effective Date through December 31, 2005, HSBC agrees to utilize credit score cutoffs used just prior to the January, 2005 score cutoff adjustments.

g.	The parties agree that if the dollar volume of Card Sales generated by the Revolving Program during any twelve (12) month period is less than $350,000,000.00, then the parties will meet to discuss proposed changes to the Revolving Program such as, for example, credit underwriting, credit promotion mix, marketing strategies and support, and other proposed changes in an effort to increase Card Sales.

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Section 5. Service Level Standards and Reporting for Revolving Program.
a.	HSBC shall comply with Applicable Law in servicing the Accounts.

b.	HSBC shall maintain the following service level standards (“Service Levels”) in connection with the Revolving Program:

(i)	Monthly average speed of telephone answer for Cardholders:	45 seconds
(ii)	Monthly average speed of telephone answer for Dealers:	20 seconds
(iii)	Monthly average time to decision applications:	4 minutes
(iv)	Monthly average percentage of Dealers funded on the
same day for Dealers’ whose funding transmissions are
	received by HSBC by 1:00 a.m. central time on such day:	95%
(v)	Monthly average percentage of payments correctly
processed if standard payment envelope and remittance
	coupon is used and one check is enclosed:	95%
c.	Notwithstanding any other provision to the contrary, HSBC shall not be in default under this Agreement or be deemed to have failed to meet a Service Level standard due to a system or network communication failure. In the event of such an occurrence as set forth in this Section, HSBC shall use its best efforts to meet its obligations as set forth in this Agreement.

d.	Notwithstanding any other termination provision in this Agreement to the contrary, Polaris may only terminate this Agreement pursuant to this Section 5d. if HSBC fails to meet any three of the Service Levels in three (3) out of any six (6) consecutive Months or the same Service Level for three (3) consecutive Months. In such a case Polaris may only terminate subject to the following conditions: (i) Polaris shall give notice to HSBC that it intends to terminate this Agreement pursuant to this Section 5.d. which notice shall specify the failure(s); (ii) HSBC shall thereafter have 60 days to cure its failure to meet the particular Service Levels; and (iii) if HSBC has not cured its failure in the aforementioned time period, Polaris may terminate this Agreement upon written notice, such termination to be effective 180 days after such termination notice is provided.

e.	On or before the 10th Business Day of each Month, HSBC shall provide to Polaris agreed-upon sales and marketing reports.

f.	HSBC agrees that all Dealer-facing service representatives will be based at locations within the United States unless otherwise agreed upon by the parties.
Section 6. Cardholder Terms and Conditions. The Cardholder Terms between HSBC and the consumer(s) who purchase Goods from the Dealers are set forth on Schedule 6. HSBC reserves the right to amend the terms of the Cardholder Agreement (other than the terms and conditions of the Credit Promotions previously agreed to in writing by the parties) in its sole discretion and with reasonable advance notice to Polaris. Notwithstanding the foregoing, HSBC may amend the terms and conditions of Credit Promotions if required by Applicable Law.

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Section 7. Indemnification.
a.	Indemnification by Polaris. Polaris shall be liable to, shall defend, and shall indemnify and hold harmless HSBC, together with its affiliates and subsidiaries, for and from any losses, damages, claims or complaints incurred by HSBC arising out of any one of the following circumstances or events: (i) Polaris’ failure to comply with this Agreement; (ii) the death or injury to any person or the loss, destruction or damage to any property arising out of any intentional, reckless, or negligent act or omission of Polaris; (iii) any defect (whether known or unknown) with respect to products manufactured or assembled, and sold (directly or indirectly) to Cardholders by Polaris; (iv) any claim or complaint of a third party made in good faith in connection with advertisements and promotions prepared by or at the direction of Polaris; (v) any illegal conduct of Polaris or its employees or agents in connection with the Revolving Program; or, (vi) any violation of Applicable Law by Polaris or its employees or agents in connection with the Revolving Program.

b.	Indemnification by HSBC. HSBC shall be liable to, shall defend, and shall indemnify and hold harmless Polaris, together with its affiliates and subsidiaries, for and from any losses, damages, claims or complaints incurred by Polaris arising out of any one of the following circumstances or events: (i) HSBC’s failure to comply with this Agreement; (ii) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by or at the direction of HSBC; (iii) any illegal conduct of HSBC or its employees or agents in connection with the Revolving Program; or, (iv) any violation of Applicable Law by HSBC or its employees or agents in connection with the Revolving Program.

c.	Notice of Claim and Survival. In the event that HSBC or Polaris shall receive any claim or demand or be subject to any suit or proceeding with respect to which a claim may be made against the other under this Section 7, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to the indemnified party at the indemnifying party’s expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section 7 shall survive the termination of this Agreement.
Section 8. Term and Termination.
a.	Term. This Agreement shall be binding as of the Effective Date when executed by authorized officers of each of the parties, but the terms of this Agreement shall become effective as of the Commencement Date. Except as provided in Section 3d. and except for the provisions of Section 9 of the 2001 Agreement (which shall survive), the 2001 Agreement shall cease to be effective at of the Commencement Date and thereafter neither party hereto shall have any other or further obligation to the other on account of the 2001 Agreement. This Agreement shall remain in effect until October 31, 2010 (“Initial Term”) and shall thereafter be automatically renewed for successive one (1) year terms (the “Renewal Term(s)”) unless and until terminated as provided herein. The termination of this Agreement shall not

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affect the rights and obligations of the parties with respect to transactions and occurrences that take place prior to the effective date of termination, except as otherwise provided herein.

b.	Termination. This Agreement may be terminated upon any one of the following conditions:
(i)	by HSBC or Polaris, effective at the end of the Initial Term or any Renewal Term, upon not less than one hundred eighty (180) days prior written notice to the other prior to the end of such term;

(ii)	by HSBC upon sixty (60) days prior written notice to Polaris if the aggregate amount of Sales Slips or Card Sales subject to Chargeback to the Dealers pursuant to the Revolving Program exceeds 1.5% of the total number of Card Sales in any calendar quarter;

(iii)	by HSBC or Polaris upon written notice to the other in the event the other party shall elect to wind up or dissolve its operation, is wound up and dissolved, becomes insolvent or repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs;

(iv)	by HSBC or Polaris upon written notice to the other (a) if there occurs any material change in ownership of the other party; (b) if a material adverse change occurs in the other party’s financial condition as reasonably determined by the terminating party in its sole discretion, or if the other party suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; (c) in the event the other party materially breaches its obligations or any term under this Agreement; or, (d) if the terminating party has reasonable cause to believe that the other party will not be able to perform its obligations under this Agreement.

(v)	by HSBC (a) upon 60 days notice prior to the effective termination date, if the dollar volume of Card Sales generated by the Revolving Program in any Program Year is less than $100,000,000.00; (b) upon 60 days notice prior to the effective termination date if there is a fifty percent (50%) or more increase in any calendar quarter from the previous calendar quarter of Cardholder inquiries, disputes, or complaints caused by Dealers and Polaris; or, (c) if in HSBC’s reasonable judgment, any Applicable Law requires that this Agreement or either party’s rights or obligations hereunder be amended, modified, waived or suspended in any material respect, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Card and the parties are unable to negotiate any additional amendments or modifications to the Agreement to address such changes in any Applicable Law.

(vi)	by Polaris (a) upon sixty (60) days notice prior to the effective termination date if there is a fifty percent (50%) or more increase in any calendar quarter from the previous calendar quarter of Cardholder inquires, disputes, or complaints caused by HSBC; and,

(vii)	by Polaris pursuant to Section 5.d. herein.

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c.	Duties and Rights Upon Termination. Upon termination of this Agreement, Polaris shall de-install from its operating system any program files provided by HSBC to Polaris. Also upon termination of this Agreement, HSBC will accept no new applications under any Dealer Agreements, will authorize no additional purchases, and will promptly terminate every Dealer Agreement. Neither party will be liable to the other for any direct or consequential damages that either party may suffer as a result of either party’s termination of this Agreement. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences that take place prior to the effective date of termination, except as otherwise provided herein.

In the event this Agreement is terminated for any reason or notice of termination is given by either party, HSBC may take such other reasonable actions including, but not limited to, establishing and maintaining a reserve (the “Termination Reserve”) from any payments otherwise payable to Polaris to protect HSBC’s rights under this Agreement and to secure amounts due and owing to HSBC. The Termination Reserve shall be in the amount of 100% of the prior 12 Months of uncollected Chargebacks. Upon the purchase of the Accounts pursuant to Section 8d. below, any unused amount in the Termination Reserve shall be paid to Polaris within 60 days of the date of sale. If the Accounts are not purchased, the Termination Reserve shall be maintained and used by HSBC for one (1) year from the termination date or until exhausted, whichever comes first. Any unused amount in the Termination Reserve after said one (1) year shall be paid to Polaris within thirty (30) days of the end of such one (1) year period.

d.	Purchase Requirements for Revolving Program. Polaris shall have the option to purchase, or arrange the purchase by a third party of, the Accounts from HSBC upon termination of this Agreement. Said option may be exercised by Polaris by giving written notice to such effect to HSBC within thirty (30) days after the notice of termination. The purchase price shall be negotiated, but it shall not be less than one hundred percent (100%) nor more than one hundred five percent (105%) of the full amount of all of the outstanding Account balances, plus accrued interest and fees from the last Billing Cycle through the date of sale, plus unamortized Dealer Participation Fees paid to Dealers in accordance with the Dealer Revolving Agreements for non-promotional Card Sales minus the full amount of the bad debt reserve associated with such Accounts and minus the full amount of unamortized Discount Income related to such accounts. (The bad debt reserve at the time of the purchase shall be calculated using the methodology used in calculating the bad debt reserve in the Polaris monthly reporting packages from January 2005 to June 2005.) The purchase shall occur not later than 90 days after the effective date of termination of this Agreement and to be under such terms and conditions as are reasonably acceptable to HSBC. HSBC shall, as a part of the purchase, assign to Polaris or the third party purchaser, all charged off Accounts that it still owns at the time of such purchase at a price to be determined. If the purchase of the Accounts is not completed within ninety (90) days, unless HSBC agrees to extend such time period, Polaris shall have no further right to purchase the Accounts.

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e.	Only the terms of Sections 3 (solely with respect to fees and expenses earned or incurred, respectively, prior to termination of this Agreement), 4e, 6, 7, 8c, 8d, 10, 12, 13, 15, 16, 19, 23, 24, 25 shall survive termination of this Agreement.
Section 9. Audit Rights. Polaris and its designated representatives shall have the right, at Polaris’ expense, to audit the Revolving Program no more frequently than once a year, during reasonable business hours and upon reasonable notice to HSBC. HSBC will reasonably cooperate by making its personnel and pertinent records showing the following:
(a)	Computation of Sales Volume;

(b)	Service Level performance;

(c)	Marketing Expenses; and,

(d)	Computation of Contingent Compensation and the elements thereof.
Section 10. Privacy and Internet Applications. Neither Polaris nor HSBC shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received and both parties shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach-Bliley Act of 1999.
Polaris and HSBC shall adopt and maintain a comprehensive privacy policy with respect to their handling of the personal information of individual consumers submitted by such consumers to Polaris or HSBC via the Internet. Polaris and HSBC’s privacy policy shall be available on their Internet websites. Polaris and HSBC shall comply in all respects with the provisions of their respective privacy policies.
At such time that the parties agree to implement Internet applications, Polaris shall include a link on its website to the HSBC website, and include language notifying visitors that they may complete an application for a Card via the Internet by clicking on such link. HSBC shall provide a link back to the Polaris website for such visitors.
Section 11. Termination of Dealer Agreement. HSBC, upon notice to Polaris, may elect to terminate its relationship with a particular Dealer if such Dealer breaches the Dealer Agreement, is associated with excessive chargebacks, high fraudulent activity or other course of business conduct that is injurious to either HSBC’s business interests or the business relationship between HSBC and Polaris.
Section 12. Additional Products and Services. During and after the term of this Agreement, HSBC and/or its Affiliates shall have the non-exclusive right to solicit Cardholders for the products set forth in Schedule 12, attached hereto. HSBC may add additional products to Schedule 12 after the Commencement Date of this Agreement, but any additions to the products set forth in Schedule 12 shall receive Polaris’ prior review. Such solicitations shall comply with Applicable Law, including privacy laws.
Section 13. Representations/Binding Effect. HSBC and Polaris represent and warrant that each has full power, capacity, and authority to enter into this Agreement; that all action required to make this Agreement binding and valid upon each party according to its terms has been taken; and that this Agreement is and will be binding, valid and

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enforceable upon each party and its respective successors and assigns according to its terms, and the benefits of this Agreement shall extend to each party and its successors and assigns.
Each party represents and warrants that it has developed, implemented and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to 1) ensure the security and confidentiality of Confidential Information provided to Polaris or HSBC hereunder as the case may be, 2) protect against anticipated threats or hazards to the security or integrity of such Confidential Information, 3) protect against unauthorized access or use of such Confidential Information, and 4) ensure the proper disposal of Confidential Information.
All Polaris and/or HSBC personnel handling such Confidential Information have been appropriately trained in the implementation of the party’s information security policies and procedures. Each party regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to Confidential Information.
Section 14. Assignments and Modifications. Neither party may assign this Agreement or any of its obligations under this Agreement to any third party without the other party’s written consent, provided, however, that either party may, upon prior written notice to the other, assign this Agreement and any of the rights hereunder to any Affiliate of the party, or any purchaser of substantially all of the assets of the party, capable of fulfilling the obligations (including all financial obligations) of the assigning party under this Agreement. In the event of such assignment, the assignee shall have the same rights, remedies, obligations and liabilities as HSBC or Polaris under this Agreement. Any merger or consolidation by either party with another entity, other than with an Affiliate, shall be deemed to be an assignment expressly prohibited without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may not be changed, amended or modified orally, and no obligation of either party can be released or waived by either party, except by a writing signed by a duly authorized officer or representative of each party. Nothing in this Agreement shall restrict HSBC’s ability, in any way, from collaterally assigning its interests in any amounts due and owing to it under this Agreement, under any Dealer Agreement, or under any Cardholder Agreement or Account in connection with securitizations or secured financings of the Accounts.
Section 15. Applicable Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. If any provision of this Agreement is contrary to applicable law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.
Section 16. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties as follows:

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1.	If to HSBC, to the Attention of HSBC Retail Services Chief Executive Officer (with a copy to the Attention of General Counsel, Retail Services Law Department), 2700 Sanders Road, Prospect Heights, Illinois 60070; and,

2.	If to Polaris, to the Attention of its Chief Financial Officer at the address set forth on page one of this Agreement, or at such other addresses as either party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) business days after deposit in the U.S. first class regular mail with postage prepaid or by registered or certified mail, return receipt requested, with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.
Section 17. Information. Polaris shall make available public financial information to HSBC. If HSBC requires further financial information, Polaris will make available financial officers of the company to explain or clarify Polaris’ financial condition to HSBC including the review of financial documents by HSBC at Polaris’ corporate office; provided that HSBC signs a standard non-disclosure agreement. Polaris understands that HSBC may seek credit and other information concerning Polaris from others and may provide financial and other information regarding the portfolio to its Affiliates or others for purposes of its asset securitizations and sales, but in no event shall any non-public information be made public by HSBC without Polaris’ prior written consent.
Section 18. Limited License. Polaris hereby authorizes HSBC, solely for the purposes and obligations described in this Agreement, to use Polaris’ name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations (“Proprietary Materials”) on the credit cards, applications, periodic statements, billing statements, collection letters, documents, promotional or advertising materials and otherwise in connection with the Revolving Program, subject to Polaris’ periodic reasonable review of such use and to such reasonable specifications of Polaris. Polaris represents and warrants that it has appropriate trademark rights in the Proprietary Materials. Polaris shall appear, indemnify, defend and hold HSBC harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including reasonable attorneys’ fees and costs); provided that HSBC has only used the Proprietary Materials in compliance with this Section 18. Polaris may not use any name or service mark of HSBC or any of its Affiliates in any manner without the prior written consent of HSBC.
Section 19. Agreements between Polaris and Dealers. Except as specifically provided in this Agreement or in the Dealer Agreements, (i) HSBC shall not be a party to any agreement between Polaris and individual Dealers, (ii) HSBC shall not be responsible for the obligations of Polaris and any Dealers one to the other, including without limitation, the payment of any fees agreed to between Polaris and Dealers, and (iii) HSBC shall not in any way be responsible for the acts, omissions or breaches of any arrangements or contracts between Polaris and Dealer(s).
Section 20. Agreements between HSBC and Dealers. Except as specifically provided in this Agreement, (i) Polaris shall not be a party to any agreement between HSBC and individual Dealers, (ii) Polaris shall not be responsible for the obligations of HSBC and any Dealer one to the other, including without limitation, the payment of any amounts

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owed by one to the other, and (iii) Polaris shall not in any way be responsible for the acts, omissions or breaches of any arrangements or contract between HSBC and Dealers or for any other obligations of HSBC or any Dealer.
Section 21. Debt Cancellation. HSBC shall offer a debt cancellation product (“Debt Cancellation”) to Cardholders, which may be made available through the following mutually agreed upon channels: (1) Card applications available at point of sale, and (2) other business channels including direct mail, inbound telemarketing, outbound telemarketing and card carriers in the states agreed upon by the parties in accordance with the following terms.
A.	Rights and Obligations of Polaris.
1.	Marketing and Promotion. Polaris shall encourage the dealerships selling its products (“Dealers”) to market and promote Debt Cancellation to all customers at all store locations where offered, in accordance with Applicable Law.

2.	Retention. Polaris shall encourage the Dealers to retain copies of signed enrollments for Debt Cancellation and to provide such enrollments to HSBC upon request, consistent with the Dealers’ agreements with HSBC.

3.	Polaris may require HSBC to cease marketing Debt Cancellation to any customers if HSBC fails to meet any two (2) of the service levels outlined in 21.B.3 or 21.B.4 in three (3) out of any six (6) consecutive quarters or the same service level for three (3) consecutive quarters.
B.	Rights and Obligations of HSBC.
1.	Debt Cancellation Forms. HSBC shall develop and print the contractual terms and conditions (“Terms and Conditions”) for Debt Cancellation and shall also supply Debt Cancellation disclosures to Polaris Dealers to be inserted in the Card Application. HSBC may, from time to time, at its discretion, revise the Terms and Conditions and the Debt Cancellation disclosures provided to Polaris. HSBC will notify Polaris of any changes. If such changes, in Polaris’ reasonable judgment, materially change the Debt Cancellation program, Polaris may require HSBC to cease offering Debt Cancellation on new customers.

2.	Rates. HSBC shall establish the applicable fees for all Debt Cancellation and will convert the particular Debt Cancellation product offered to Cardholders to the “$0.38 per $100 balance product” by January 1, 2006. HSBC may, from time to time, increase or decrease such fees at its discretion. HSBC will notify Polaris of any changes. If such changes, in Polaris’ reasonable judgment, materially change the Debt Cancellation program,

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Polaris may require HSBC to cease offering Debt Cancellation on new customers.

3.	Claims. HSBC shall process all claims submitted for Debt Cancellation (“Claims”), and shall maintain the following records of such Claims:
(a)	Notification of Claim;

(b)	Proof of loss; and

(c)	Correspondence
HSBC shall be responsible for the administration, investigation, and verification of Claims arising under this Agreement in accordance with the Terms and Conditions, and the following quality standards shall be computed and reported to Polaris on a quarterly basis:
•	Claims Processing Quality standards — HSBC shall achieve the following percentages of complete claims processed from the date HSBC receives the claim through the time it provides the customer with the final result of approval and the file is transmitted or declined: 80% within 7 days, 90% within 10 days, 100% within 15 days.

•	Average Speed of Answer Standards for Claims — HSBC shall achieve the following percentages for the average number of seconds between receipt of a call on phone line and the answer: 80% of calls answered by VRU or human within 30 seconds with less than 7% abandon rate over a period of three (3) consecutive months.
4.	Retention. HSBC shall establish a Retention Unit to receive all in-bound Debt Cancellation calls, including calls from Polaris’ customers to terminate their Debt Cancellation contracts (“Contact Calls”). During Contact Calls, Retention Unit representatives will explain the benefits of retaining Debt Cancellation and terminate the Debt Cancellation contract if the caller does not wish to retain the protection.
•	Average Speed of Answer Standards for Retention — HSBC shall achieve, compute and report on a calendar quarter basis, the following percentages for the average number of seconds between receipt of a call on phone line and the answer: 80% of calls answered by VRU or human within 40 seconds with less than 5% abandon rate.
5.	Servicing. HSBC may enter into a servicing arrangement with any of its Affiliates, whereby such Affiliates, on HSBC’s behalf, will perform any of the duties and obligations of HSBC hereunder.

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Any such servicing agreement does not absolve HSBC of its duties and obligations.
C.	Debt Cancellation Compensation.
1.	Participation Fee. HSBC shall pay to Polaris a monthly fee (“Participation Fee”) in connection with Debt Cancellation sales as follows:
(a)	Within fifteen (15) days after the end of each Month, HSBC shall pay to Polaris ten percent (10%) of the Net Collected Fees (as defined in Section 21.C.2. (a) vi. collected through all business channels for Polaris during the prior calendar Month including the month of July, 2005.

(b)	Polaris acknowledges that the Participation Fee identified above is conditioned on Polaris allowing HSBC to offer its Debt Cancellation program available through the following mutually agreed upon channels: (1) Card applications available at point of sale, and (2) other business channels including direct mail, inbound telemarketing, outbound telemarketing and card carriers in the states agreed upon by the parties. If Polaris subsequently precludes HSBC from using these business channels to offer its Debt Cancellation program for any reason, then Polaris acknowledges that Polaris’ Participation Fee shall be adjusted downward to reflect each lost business channel.

(c)	HSBC also shall pay to Polaris the Contingent Compensation described in subparagraph 2 below.

(d)	In the event this Agreement is terminated for any reason whatsoever, either by HSBC or Polaris, HSBC’s obligation to pay this Participation Fee shall automatically terminate upon the effective date of termination of this Agreement.
2.	Contingent Compensation. In addition to the Participation Fee, HSBC shall pay to Polaris Contingent Compensation as follows:
(a)	The following definitions apply with respect to the Contingent Compensation:
i.	Accounting Period shall mean the three (3) month period beginning on January 1, April 1, July 1 and October 1 of each year and ending on March 31, June 30, September 30 and December 31 of the same year, respectively, including the three (3) month period beginning July 1, 2005 and ending September 30, 2005.

ii.	Claims Incurred shall mean the claims actually paid plus the increase in the net claim reserves, or less the decrease in net claim reserves, established by HSBC

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during the Accounting Period. For example, If claims paid for the Accounting Period were $25,000.00 and the net reserves were increased $5,000.00 then the Claims Incurred would be $30,000.00. All such reserves shall be calculated in accordance with actuarial standards of practice as promulgated by the American Academy of Actuaries. Polaris has the right to audit the Claims Incurred and reserve calculation upon 15 days notice. Audits will only be considered to revise the calculation if conducted by a qualified actuary. Any costs associated with the hiring of a qualified actuary are the responsibility of the Polaris.

iii.	HSBC’s Retention shall mean 34% of Net Collected Fees.

iv.	Marketing Expenses shall mean any incremental expenses (i.e., out of pocket expenses incurred that relate solely to marketing to Polaris customers in connection with the Revolving Program) incurred by HSBC or its affiliates relating to creating, developing, printing and delivering Marketing Materials, as defined below, as well as any incremental expenses related to acquisition of customers through inbound and outbound telemarketing channels.

v.	Marketing Materials shall mean card carriers, inserts, bangtails, solo mailers and any other direct mail which solicits Cardholders or potential Cardholders for Debt Cancellation.

vi.	Net Collected Fees shall mean the amount of fees billed less any refunds credited to the Cardholders’ accounts.

vii.	Retention Expenses shall mean $4.00 per Contact Call.
(b)	The Contingent Compensation will be calculated as follows:
i.	From Net Collected Fees attributable to each Accounting Period, the following deductions shall be made:
(a)	Claims Incurred

(b)	The Participation Fee paid to Polaris and any other participation fees paid to the Dealers

(c)	HSBC’s Retention

(d)	Marketing Expenses

(e)	Retention Expenses
ii.	In the event the above calculations result in a surplus, Polaris shall receive Contingent Compensation equal to 50% of the surplus. In the event the above calculations result in a deficit, Polaris shall not receive Contingent Compensation for such Accounting Period and the deficit

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shall be carried forward to future Accounting Periods until no deficit remains.
(c)	The Contingent Compensation, if any, shall be paid within thirty (30) days after the close of such Accounting Period along with a statement providing the calculation.
         (d)       In the event of the termination or cancellation of this Agreement for any reason, or the suspension of any or all of the Polaris’ authority hereunder, including any period of runoff hereunder, the Contingent Compensation shall be suspended. No additional Contingent Compensation shall be payable until the earlier of 180 days after termination or cancellation or such time as all liabilities arising out of the business generated hereunder shall have been terminated by expiration, cancellation, payment or settlement, as the case may be. HSBC shall render a final accounting to Polaris, including the full amount of surplus available at that time. If the total Contingent Compensation paid from the Commencement Date of this Agreement to the date of final accounting is less than Contingent Compensation earned over that period, HSBC shall pay the difference to Polaris within thirty (30) days of the date of such final accounting.
Section 23. Confidentiality. Each Receiving Party agrees to keep confidential all Confidential Information made available to it by a Disclosing Party; provided that nothing herein shall prevent a Receiving Party from disclosing information (a) to any employee, officer, agent or adviser of the Receiving Party; (b) to any other person if reasonably incidental to the administration of this Agreement (on a “need to know” basis); (c) as required by law, rule, or regulation; (d) upon the request of demand of any regulatory agency or authority; and (e) as required in any litigation to which the Receiving Party may be a party.
Both parties specifically acknowledge that it is their intention that the other does not disclose the Schedules to this Agreement as part of any public filing, including but not limited to any filing required by the Securities and Exchange Commission unless requested by regulatory agency or authority.
The confidentiality obligations set out herein do not apply to HSBC Holdings plc (“HSBC plc”) nor any subsidiary or division thereof other than HSBC Bank Nevada, National Association, except to the extent that HSBC plc staff or staff within such other subsidiary or division receive Confidential Information pursuant to the terms of this Agreement, in which such case the obligations set forth herein will upon and from the date of such receipt be taken to apply to HSBC plc or any such other subsidiary or division. In addition, the confidentiality obligations set out herein do not apply to any parent company of Polaris nor any subsidiary or division thereof other than Polaris Sales, Inc., except to the extent that any staff of Polaris’ parent(s) within such other subsidiary or division receive Confidential Information pursuant to the terms of this Agreement, in which such case the obligations set forth herein will upon and from the date of such receipt be taken to apply to the parent or any such other subsidiary or division.

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Section 24. JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; POLARIS AND HSBC HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).
Section 25. WAIVER OF JURY TRIAL. HSBC AND POLARIS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH SUIT, ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HSBC AND POLARIS ENTERING INTO THIS AGREEMENT.
IN WITNESS HEREOF, HSBC and Polaris have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

HSBC BANK NEVADA,
NATIONAL ASSOCIATION		POLARIS SALES INC.

By:	/s/ Asim Majeed	By:	/s/ Michael Malone

Name:	Asim Majeed	Name:	Michael Malone

Title:	Executive Vice President	Title:	VP-CFO

Date:	8/11/2005	Date:	8/10/2005